UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INVO Bioscience, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

Payment of Filing Fee (Check the appropriate box):

INVO Bioscience, Inc.

Amendment and Supplement to the Proxy Statement

For the Annual Meeting of Stockholders

To be Held on December 26, 2023

EXPLANATORY NOTE

On November 24, 2023, INVO Bioscience, Inc. (“INVO” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for its 2023 annual meeting of shareholders to be held on December 26, 2023 (the “Annual Meeting”).

On December 12, 2023, the board of directors of the Company approved changes to the Company’s bylaws, pursuant to which a quorum for a shareholder’s meeting will, as of the effective date of December 12, 2023, constitute one-third of the shares entitled to vote at a meeting of shareholders.

The Company is voluntarily amending and supplementing the Proxy Statement with the information provided in this amendment and supplement to the Proxy Statement (the “Amendment and Supplement”) to clarify the quorum requirements for the Annual Meeting.

Any proxies submitted by shareholders before the date of this Amendment and Supplement will be voted as instructed on those proxies, unless a shareholder changes his or her vote by submitting a later dated proxy. Shareholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.

THIS AMENDMENT AND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Section references in the below disclosures are to sections in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

Amendments and Supplemental Disclosure

Proxy Statement

The text under the heading “Questions And Answers About These Proxy Materials And Voting—What is a Quorum?” is amended and restated as follows (new text in bold and underline):

The holders of one-third of the 2,474,756 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.

-2-